Exhibit 99

Leon Garfinkle, Senior Vice President and General Counsel
Optimal Robotics
(514) 738-8885
leong@optimal-robotics.com

FOR IMMEDIATE RELEASE

       Optimal Robotics Announces Settlement Agreement with International
                            Automated Systems, Inc.

Montreal (January 28, 2004) - Optimal Robotics Corp. (NASDAQ: OPMR), today announced that it has entered into a settlement agreement with International Automated Systems, Inc. (IAS), which brings to a close the patent lawsuit between the parties. In accordance with the agreement, IAS will receive a sum that is not considered to be material to Optimal.

Other key provisions of the settlement are as follows:

      o IAS will dismiss all of its claims as to all defendants and Optimal will dismiss its counterclaim against IAS.

      o IAS will assign to Optimal all of its rights in the patent, which the defendants were alleged to have infringed and Optimal will grant back to IAS a royalty-free, non-exclusive, non-transferable license under the patent, without the right to sub-license.

The settlement announced today is subject to the approval by the United States District Court for the District of Utah.

Optimal Robotics Corp. is a leading North American provider of self-checkout systems to retailers and depot and field services to retail, financial services and other third-party accounts. Optimal has approximately 1,000 employees, which includes approximately 800 software and hardware professionals, and facilities in upstate New York; Santa Ana, California; Toronto, Ontario; and Montreal, Quebec and operations throughout North America. For more information about Optimal, visit the company's website at http://www.opmr.com/.

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our product and services, control of costs and expenses, domestic and international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Optimal with the Securities and Exchange Commission. Optimal disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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